Exhibit (m)(2)

WEBs ETF TRUST

Schedule A

to the

Distribution Plan

as of March 4, 2025

Funds subject to this Plan:

Fund	Effective Date
WEBs Defined Volatility QQQ ETF	November 18, 2024
WEBs Defined Volatility SPY ETF	November 18, 2024
WEBs Defined Volatility XLV ETF	March 4, 2025
WEBs Defined Volatility XLE ETF	March 4, 2025
WEBs Defined Volatility XLB ETF	March 4, 2025
WEBs Defined Volatility XLI ETF	March 4, 2025
WEBs Defined Volatility XLY ETF	March 4, 2025
WEBs Defined Volatility XLP ETF	March 4, 2025
WEBs Defined Volatility XLF ETF	March 4, 2025
WEBs Defined Volatility XLK ETF	March 4, 2025
WEBs Defined Volatility XLC ETF	March 4, 2025
WEBs Defined Volatility XLU ETF	March 4, 2025
WEBs Defined Volatility XLRE ETF	March 4, 2025